Exhibit 99.1

News Release	AmSouth Bancorporation Post Office Box 11007 Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	Rick Swagler, AmSouth Media Relations (205) 801-0105
David Webster, AmSouth Media Relations (205) 581-7494
List Underwood, AmSouth Investor Relations (205) 801-0265
Geoff Smith, Pioneer Investments Media Relations (617) 422-4727
Tara Pescatore, Pioneer Investments Media Relations (617) 422-4727

AmSouth Agrees to Sell Mutual Fund Management

Business to Pioneer Investments

BIRMINGHAM, Ala., June 27, 2005 – AmSouth Bancorporation (NYSE:ASO) announced today that Pioneer Investment Management, Inc. has signed a definitive agreement to acquire AmSouth’s mutual fund management business, subject to fund shareholder and regulatory approvals.

“Our core expertise is providing asset management, trust services, and financial planning, and AmSouth will continue to deliver excellent wealth management services to our individual and institutional clients. Because it has become more difficult and expensive for small mutual fund families to compete effectively, we have decided to focus on the key services that have distinguished our asset management business for the past 80 years,” said Dowd Ritter, AmSouth’s chairman, president and chief executive officer.

“We believe the merger of the AmSouth Funds into the Pioneer Funds will be beneficial to the investors who own AmSouth Funds because of Pioneer Investments’ record of fund performance and competitive fund expenses as well as the depth of investment options Pioneer Investments makes available to investors,” said Geoffrey von Kuhn, senior executive vice president and head of AmSouth’s Wealth Management Group. He added that Pioneer Investments also shares AmSouth’s focus on building relationships and customer service. “It was important for us to find a company as committed to customers as we are,” he said.

“We’re delighted AmSouth selected Pioneer Investments for this transaction,” said Osbert Hood, chief executive officer of Pioneer Investment Management, Inc. “This agreement is expected to benefit both AmSouth’s Fund shareholders and Pioneer’s Fund shareholders through new investment options and improved economies of scale,” added Hood.

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The AmSouth Funds comprise 23 mutual funds with $5.5 billion in assets under management. The AmSouth Funds will be reorganized into Pioneer Funds with generally similar investment objectives and strategies, subject to fund shareholder and regulatory approvals.

AmSouth anticipates a pretax gain of approximately $50 million upon the completion of the transaction, which is expected to take place during the third quarter of 2005. AmSouth is evaluating alternatives to redeploy the proceeds of the transaction, including further share repurchases, additional debt repayment or other actions. Excluding the gain and redeployment of the proceeds, AmSouth continues to expect 2005 earnings per share to be in the range of $2.00 to $2.06 and does not expect a material impact to ongoing earnings per share.

Questions & Answers For AmSouth Funds Shareholders

WHY WAS PIONEER INVESTMENT MANAGEMENT SELECTED?

Pioneer Investments was selected from several qualified bidders for a number of reasons, including its record of investment performance, competitive fund expenses, and the breadth and depth of investment options available to investors, among other factors. Pioneer Investment Management, Inc. was founded in 1928 and manages 46 mutual funds in the United States. It is the U.S. advisory subsidiary of a global investment group that operates offices in 16 countries and manages over $175 billion in assets, approximately $42 billion of which is managed in the U.S., as of April 30, 2005.

I OWN SHARES IN AN AMSOUTH MUTUAL FUND. WHAT WILL THIS MEAN TO ME?

You will receive a proxy giving you an opportunity to vote on this change. The Board of Trustees of the AmSouth Funds is expected to recommend that you vote to approve the transaction.

WHAT WILL HAPPEN TO MY AMSOUTH FUNDS?

Upon receiving the necessary approvals, your AmSouth Funds will be reorganized into Pioneer Funds with generally similar investment objectives and strategies and offering similar share classes as your AmSouth Funds.

HOW WILL THIS TRANSACTION BE STRUCTURED FOR TAX PURPOSES?

We expect the fund reorganizations to be accomplished as tax-free reorganizations for federal income tax purposes.

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WHAT HAPPENS IF MY SHARES ARE HELD BY A TRUST?

Your shares will be converted into shares of the same or a similar class in the relevant Pioneer Fund.

WHAT HAPPENS IF MY SHARES ARE HELD IN A 401(k)?

Your shares will be converted into shares of a similar class in the relevant Pioneer Fund.

Additional Information About This Transaction

The Pioneer Funds will file a proxy statement/prospectus and other relevant documents concerning the reorganizations of AmSouth Funds into corresponding Pioneer Funds with the United States Securities and Exchange Commission (the “SEC”). AmSouth Fund shareholders of record will receive a proxy statement/prospectus and related materials in connection with a future shareholder meeting to be held for the purpose of considering the reorganizations. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors may obtain these documents free of charge at the SEC web site (www.sec.gov ). In addition, information about the Pioneer Funds is available free of charge on www.pioneerfunds.com. Documents filed with the SEC by AmSouth are available free of charge from www.amsouth.com/irrc.

About AmSouth

AmSouth is a regional bank holding company with $50 billion in assets, more than 685 branch banking offices and 1,240 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.

About Pioneer Investments

Pioneer Investment Management, Inc. is the U.S. advisory subsidiary of Pioneer Global Asset Management S.p.A. (“PGAM”), a global investment management group and wholly owned by UniCredito Italiano S.p.A. The PGAM companies operate offices in 16 countries and manage over $175 billion in assets, approximately $42 billion of which is managed in the U.S., as of April 30, 2005.

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Forward-looking Statements

In accord with the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements about AmSouth, including the expected benefits to AmSouth of this transaction, the expected closing timeframe for the transaction, the expected assets of the AmSouth Funds, and AmSouth’s expectations regarding future earnings. Do not unduly rely on forward-looking statements. They give AmSouth’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and AmSouth is not obliged to update them to reflect changes that occur after that date. A number of factors could cause results to differ from expectations, including mutual fund redemptions. With respect to AmSouth’s expectations regarding future earnings, refer to AmSouth’s reports filed with the Securities and Exchange Commission for a discussion of factors that could cause results to differ from expectations.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

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